Exhibit (d)(2)

Policy Specifications

Policy Number [SPECIMEN]

Insured:	[JOHN DOE]	Issue Age and Sex:	[35] [MALE]

Premium Class:		[STANDARD NON-TOBACCO]

Owner:		[JOHN DOE]

Initial Specified Amount:	$[100,000]	Policy Date:	[MAY 1, 2020]

Minimum Specified Amount:	$[100,000]	Date of Issue:	[MAY 1, 2020]

Monthly Anniversary Day:	[01]

Plan of Insurance:	INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE WITH OPTIONAL INDEXED FEATURES

Separate Account:	[Lincoln Life Flexible Premium Variable Life Account M]

[Benefit Selection Option:	[20]%. If the Insured is still living and this Policy is still In Force at the Insured’s Attained Age [121], the Specified Amount will automatically be reduced by [20]%.]

Death Benefit Option:	[1 (Level)]

[ Death Benefit Option 2 Factor:	[115.00]% ]

[ Death Benefit Option 3 Limit:	$[50,000,000.00]

NOTE:	This Policy provides life insurance coverage to the death of the Insured if sufficient premiums are paid. The duration of coverage will depend on the amount, timing, and frequency of premium payments, Premium Loads, interest credited, Index Credits, if any, Cost of Insurance, Administrative Fees, investment performance

ICC20-VUL688-1	Page 3 – 1 of 2

of the Separate Account, any loans or partial surrenders and the cost of additional benefits. The Planned Premium may need to be increased to keep this Policy and the coverage In Force.

Premium Payments:	Planned Premium: $[825.00]
Premiums payable until the Insured’s Attained Age [121]. Additional premium payments may vary by frequency or amount.

Payment Mode:	[ANNUALLY]

Minimum Additional Premium Payment Amount:	No premium payment may be less than $[200.00] Annually or $[15.00] if paid by electronic funds transfer.

Beneficiary:	[As named in the application for this Policy, unless later changed.]

Guaranteed Minimum Fixed Account Interest Rate:	[1.00]% annual effective rate ([0.00272616]% daily)

Guaranteed Minimum Persistency Bonus Rate Credited to Fixed Account and Sub-Accounts:	[0.01]% annual effective rate ([0.000833%]% monthly) in Policy Year(s) [3] and thereafter].

ICC20-VUL688-1	Page 3 – 1 of 2

Policy Specifications

Policy Number [SPECIMEN]

Minimum Specified Amount Increase:	$[1,000]

Maximum Attained Age for a Specified Amount Increase:	Increases in Specified Amount not allowed after the Insured reaches Attained Age [85].

Maximum Number of Specified Amount Increases per Policy Year:	[Increases not allowed] in Policy Year [1]; and [1] in Policy Year [2] and thereafter.

Minimum Specified Amount Decrease:	$[1,000]

Maximum Number of Specified Amount Decreases per Policy Year:	[Decreases not allowed] in Policy Year [1]; and [1] in Policy Year [2] and thereafter.

Loan Information

Minimum Loan Amount:	$[500.00]

Minimum Loan Repayment Amount:	$[25.00]

Fixed Loans

Fixed Loan Interest Rate Charged:	[4.00]% annual effective rate in Policy Years [1-10]; [3.00]% annual effective rate in Policy Years [11] and thereafter].

Loan Account Credited Interest Rate:	[3.00]% annual effective rate ([0.00809863]% daily) in [all] Policy Years.

Participating Loans

ICC20-VUL688-1	Page 3 – 2 of 2

Participating Loan Interest Rate Charged:	[5.50]% annual effective rate for Policy Years [1 and thereafter].

Partial Surrenders

Amount of Partial Surrenders:	Must be at least $500.00; and/or not more than 90.00% of the Surrender Value of this policy as of the end of the Valuation Period ending on the Valuation Day on which the request is received in a form acceptable to us.

Transfers

Minimum Transfer Amount:	$[50] or the entire value of the Fixed Account or Sub-Account being transferred, whichever is less.

Minimum Remaining Value of the Fixed Account or any Sub-Account(s) After a Transfer:	$100.00 unless the entire value of the Fixed Account or Sub-Account(s) is being transferred.

Limitation on Transfers from the Fixed Account:	Cannot exceed the greater of [25.00]% of the Fixed Account Value as of the immediately preceding Policy Anniversary; or the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year.

Account(s) available from which to transfer funds for Dollar Cost Averaging:	[money market Sub-Account Fixed Account (may be elected at policy issue only)]

ICC20-VUL688-1	Page 3 – 2 of 2

Policy Specifications

Policy Number [SPECIMEN]

Riders and Benefits Charges

[ No riders/benefits have been elected. ]

ICC20-VUL688-1	[Page 3a – 1 of 1]

Policy Specifications

Policy Number [SPECIMEN]

Table of Surrender Charges

See Surrender Provisions for an explanation of when this table will be used.

Policy Year	Surrender Charge as of Beginning of Policy Year

[1	[$3,041.00
2	$2,991.00
3	$2,941.00
4	$2,891.00
5	$2,840.00
6	$2,790.00
7	$2,739.00
8	$2,688.00
9	$2,636.00
10	$2,584.00
11	$2,196.00
12	$1,771.00
13	$1,361.00
14	$968.00
15	$591.00
16 and thereafter]	$0.00]

Calculation of Surrender Charge for Decrease in Specified Amount

For decreases in Specified Amount, excluding full surrender of this Policy, the charge will be calculated as (1) divided by (2), then multiplied by (3), where:

ICC20-VUL688-1	Page 3b

(1)	is the amount of the decrease;

(2)	is the Initial Specified Amount; and

(3)	is the then applicable surrender charge from the Table of Surrender Charges shown above.

However, no charge will be applied where the decrease is caused by a partial surrender.

ICC20-VUL688-1	Page 3b

Policy Specifications

Policy Number [SPECIMEN]

Table of Expense Charges and Fees

The following expenses and fees are charged under this Policy:

Guaranteed Maximum Premium Load

We will deduct a Premium Load from each premium payment. The Premium Load is calculated by multiplying each premium payment by the applicable percentage, which will not exceed the amount(s) shown below. After the Insured’s Attained Age 121, no further premium payments may be made.

[5.00]%	for Policy Year(s) 1 and thereafter.

Cost of Insurance

See the “Cost of Insurance” provision. The Net Amount at Risk Discount Factor used in that provision is [1.00082954].

Guaranteed Maximum Monthly Administrative Fee

The Monthly Administrative Fee equals (1) plus (2) plus (3), where:

(1)    is a monthly fee of $[15.00] for [86] Policy Years;

(2)    [is a monthly charge of $[0.26700] per $1,000 of Initial Specified Amount for [240] Policy Months]; and

(3)    is a monthly charge per $1,000 for any increase in Specified Amount for [240] Policy Months following the date of increase.

The rate used to calculate the charges described in (2) and (3) above varies by the Insured’s sex, Premium Class, age (Issue Age for the charges in (2) or Attained Age on the date of the increase for the charges in (3)), and the Benefit Selection Option, if any.

Guaranteed Maximum Mortality and Expense Risk ("M&E") Charge Rate

[0.25]% annually ([0.00068408]% daily) in [all] Policy Years until the Insured’s Attained Age 121.

ICC20-VUL688-1	Page 3c

Transfer Fee

$[25.00] per transfer request for each transfer request in excess of [24] during any Policy Year.

ICC20-VUL688-1	Page 3c

Policy Specifications

Policy Number [SPECIMEN]

Table of Guaranteed Maximum Cost of Insurance Rates

The monthly Cost of Insurance rates per $1,000 of net amount at risk vary by the Insured’s sex, Premium Class, Attained Age, and the Policy Year but will not exceed the rates shown in the table below in accordance with the [Ultimate 2017 CSO Male/Female, Unismoke, age nearest birthday] mortality table. If the Insured is in a rated Premium Class, the Guaranteed Maximum Cost of Insurance Rates shown in the table below will be adjusted to reflect the applicable Risk Factor and/or Flat Extra Monthly Insurance Cost, if any, shown in the Policy Specifications.

Policy Year	Monthly Rate	Policy Year	Monthly Rate	Policy Year	Monthly Rate

[1	0.11425	31	0.89181	61	23.93836
2	0.12510	32	0.98376	62	26.00183
3	0.13511	33	1.08088	63	28.28101
4	0.14680	34	1.18660	64	30.86253
5	0.15849	35	1.30517	65	33.72178
6	0.17185	36	1.44345	66	36.82893
7	0.18438	37	1.60750	67	39.87065
8	0.19524	38	1.79919	68	43.02541
9	0.20026	39	2.02130	69	46.23878
10	0.20610	40	2.27151	70	49.44991
11	0.21195	41	2.54665	71	52.58615
12	0.21780	42	2.84439	72	55.57224
13	0.22282	43	3.16586	73	60.05144
14	0.22867	44	3.51657	74	65.05535
15	0.23452	45	3.91184	75	70.68603
16	0.24455	46	4.36379	76	77.06844

ICC20-VUL688-1	Page 3d

17	0.25793	47	4.88763	77	83.33333
18	0.27382	48	5.46690	78	83.33333
19	0.29222	49	6.19129	79	83.33333
20	0.31313	50	7.03014	80	83.33333
21	0.33824	51	8.00749	81	83.33333
22	0.36670	52	9.14350	82	83.33333
23	0.39936	53	10.44600	83	83.33333
24	0.43623	54	11.92318	84	83.33333
25	0.47982	55	13.53010	85	83.33333
26	0.52931	56	15.25398	86	83.33333
27	0.58723	57	17.04273	87 and	0.00000]
28	0.65192	58	18.84889	later
29	0.72507	59	20.66178
30	0.80587	60	22.38628

ICC20-VUL688-1	Page 3d

Policy Specifications

Policy Number [SPECIMEN]

Corridor Percentages Table

Death Benefit Qualification Test: [Guideline Premium Test]

See the “Death Benefit Proceeds” provision and “Income Tax on Death Benefits” provision for an explanation of how this table will be used.

Insured’s Attained Age	Corridor Percentage	Insured’s Attained Age	Corridor Percentage

[35-40	250%	60	130%
41	243%	61	128%
42	236%	62	126%
43	229%	63	124%
44	222%	64	122%

45	215%	65	120%
46	209%	66	119%
47	203%	67	118%
48	197%	68	117%
49	191%	69	116%

50	185%	70	115%
51	178%	71	113%
52	171%	72	111%

ICC20-VUL688-1	Page 3e

53	164%	73	109%
54	157%	74	107%

55	150%	75-90	105%
56	146%	90	105%
57	142%	91	104%
58	138%	92	103%
59	134%	93	102%

		94	101%
		95	100%]
		and later

ICC20-VUL688-1	Page 3e

Policy Specifications

Policy Number [SPECIMEN]

No-Lapse Provision:	No-Lapse Premium: $[32.08] monthly No-Lapse Period: [20] Policy Years

No-Lapse Test: The No-Lapse Test is met if (a) is at least equal to (b), where:

(a)     is an amount equal to the sum of all premium payments less any partial surrenders (i.e. withdrawals) accumulated at [4.00]% annual interest, less any Debt; and

(b)    is an amount equal to the sum of the corresponding No-Lapse Premiums above due since the Policy Date, accumulated at [4.00]% annual interest.

ICC20-VUL688-1	Page 3f

Policy Specifications

Policy Number [SPECIMEN]

Holding Account Specifications

Guaranteed Minimum Holding Account Interest Rate:	[1.00]% annual effective rate ([0.00272616]% daily)

Indexed Account Specifications

Initial Indexed Account Allocation Threshold Amount:	$[3,224.00] per Policy Year.

Indexed Account Allocation Threshold Period:	Policy Years [1-10]

The Indexed Account Allocation Threshold Amount is the maximum amount that you can allocate to the Indexed Account each Policy Year during the Indexed Account Allocation Threshold Period shown above. The Indexed Account Allocation Threshold Amount applies to any Net Premium Payment allocated to the Indexed Account as well as any transfer from the Fixed Account and Sub-Account(s) to the Indexed Account.

If you increase the Specified Amount, decrease the Specified Amount, change the Death Benefit Option, take a partial surrender, add Rider(s) or remove Rider(s), the Indexed Account Allocation Threshold Amount may change. We will send Notice to you of any change to the Indexed Account Allocation Threshold Amount. The Indexed Account Allocation Threshold Period will not change.

Initial Indexed Account Allocation Date:	[The 15th day of the calendar month following the date we process payment of the initial premium.]

[Monthly] Indexed Account Allocation Date:	[The 15th day of each subsequent calendar month following the Initial Indexed Account Allocation Date.]

Segment Date:	The date a Segment is created.

ICC20-VUL688-1	Page 3g

Segment Month:	Beginning when a Segment is created (the Segment Date) until the Segment Maturity Date, the period of time measured from the beginning of the [15th] day of each calendar month to the end of the [14th] day of the subsequent calendar month.

Monthly Segment Balance:

The value of the Segment at the end of each Segment Month. It is determined by taking the value of the Segment on the Segment Date less any withdrawals from the Segment through the end of each Segment Month.

If the Segment does not have a positive value at the end of a Segment Month, a Monthly Segment Balance of zero will be used for that month.

Average Monthly Segment Balance:	The sum of all Monthly Segment Balances for the entire Segment Duration divided by 12.

Segment Maturity Date:	The date each Segment matures, which is determined from the Segment Date plus the Segment Duration.

Segment Maturity Value:	The Monthly Segment Balance on the Segment Maturity Date plus any Index Credit. See Indexed Account Option description(s) which follow.

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